EXHIBIT 10.2

Summary of Compensation for Nonemployee Directors of
The Scotts Miracle-Gro Company
Effective as of January 23, 2009

At the meeting of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (the “Company”) held on January 21, 2009, the Board approved the recommendations of the Governance and Nominating Committee of the Board with respect to compensation for the 2009 calendar year for nonemployee members of the Board (“Nonemployee Directors”) and the Lead Independent Director of the Company.  The compensation approved by the Board is described below.

Annual Cash Retainer; Reimbursement of Expenses

Effective January 23, 2009, each of the Nonemployee Directors will be paid an annual cash retainer in the amount of $100,000 and the Lead Independent Director will be paid an additional annual cash retainer in the amount of $15,000.  The annual cash retainer(s) will be paid on a quarterly basis, in January, April, July and October, 2009.  Nonemployee Directors receive reimbursement of all reasonable travel and other expenses associated with attending Board and Board committee meetings.

Deferred Stock Units

On January 23, 2009:  (a) each Nonemployee Director was granted deferred stock units having a value of $70,000; (b) the Lead Independent Director was granted additional deferred stock units having a value of $35,000; (c) each Nonemployee Director was granted additional deferred stock units having a value of $12,500 for each committee of the Board on which such Nonemployee Director serves; (d) each Nonemployee Director serving as the chairperson of a committee of the Board was granted additional deferred stock units having a value of $25,000; and (e) each Nonemployee Director serving on the Audit Committee of the Board was granted additional deferred stock units having a value of $5,000.  The number of deferred stock units (and related dividend equivalents) granted to each Nonemployee Director (including the Lead Independent Director) was calculated by dividing the aggregate value of deferred stock units to be granted to such Nonemployee Director by the closing price of the Company’s common shares on the January 23, 2009 grant date ($33.33) and rounding any resulting fractional deferred stock unit up to the next whole deferred stock unit.

The deferred stock units (and related dividend equivalents) were granted under The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan (the “2006 Plan”).  Each whole deferred stock unit represents the right to receive one full common share of the Company at the time and in the manner described in the Deferred Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) evidencing the award.  Each dividend equivalent represents the right to receive additional deferred stock units (rounded to the nearest whole deferred stock unit) in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the common share of the Company represented by the related deferred stock unit.

The deferred stock units, including any deferred stock units received in respect of dividend equivalents on or prior to the vesting date, will generally become 100% vested on January 23, 2012.  Any deferred stock units received in respect of dividend equivalents following the vesting date will be 100% vested on the date they are credited to the Nonemployee Director.  If, prior to the vesting date, a Nonemployee Director ceases to be a member of the Board after having been convicted of, or pleading guilty or nolo contendere to, a felony (“Cause”), the Nonemployee Director’s deferred stock units will be immediately forfeited.

Under certain circumstances, the deferred stock units will vest prior to January 23, 2012.  These circumstances depend, in part, on whether a Nonemployee Director had served one full term on the Board as of January 23, 2009.  If a Nonemployee Director who had served less than one full term on the Board as of January 23, 2009:  (a) ceases to be a member of the Board (other than for Cause) after completing at least one full term of continuous service on the Board, (b) dies or (c) becomes totally disabled, then the deferred stock units granted during the Nonemployee Director’s first term will become 100% vested as of the date of such event.  If a Nonemployee Director who had served at least one full term on the Board as of January 23, 2009:  (a) ceases to be a member of the Board (other than for Cause) after completing at least two full terms of continuous service on the Board and attaining age 50, (b) dies or (c) becomes totally disabled, then all of the Nonemployee Director’s deferred stock units will become 100% vested as of the date of such event.  If a Nonemployee Director ceases to be a member of the Board prior to the vesting date for any reason not described in the preceding two sentences, the Nonemployee Director’s deferred stock units will be immediately forfeited.

Subject to the terms of the 2006 Plan, vested deferred stock units will be settled in a lump sum as soon as administratively practicable, but no later than 90 days, following the earliest to occur of:  (i) a Nonemployee Director’s ceasing to be a member of the Board; (ii) a Nonemployee Director’s death; (iii) the date a Nonemployee Director becomes totally disabled; or (iv) January 23, 2014.  Whole deferred stock units will be settled in full common shares of the Company and any fractional deferred stock units will be settled in cash, determined based on the fair market value of a common share of the Company on the settlement date.

If there is a Change in Control (as defined in the 2006 Plan), each Nonemployee Director’s deferred stock units will become 100% vested on the date of the Change in Control and will be settled as described in the 2006 Plan.

For more information about the deferred stock units (and related dividend equivalents) granted to the Nonemployee Directors, please refer to (a) the form of Deferred Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) that is included as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2009; and (b) the 2006 Plan that is included as Exhibit 10(r)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.